EXHIBIT 99 (d)(8)	EXHIBIT (d)(8)

MECHANICAL TECHNOLOGY INCORPORATED

1999 EMPLOYEE STOCK INCENTIVE PLAN

AMENDMENT NUMBER 1

WHEREAS, the Mechanical Technology Incorporated 1999 Employee Stock Incentive Plan (the "Plan") was adopted by the Board of Directors (the "Board") of Mechanical Technology Incorporated (the "Company") on March 18, 1999 and approved by the Company's shareholders on March 18, 1999;

WHEREAS, Section 9 of the Plan provides that the Board in its discretion may from time to time alter or amend the Plan or any part thereof;

NOW, THEREFORE, the Plan is amended in the following respects:

1. Subsection (c) of Section 2 is deleted in its entirety and the following is inserted in lieu thereof:

(c ) Change of Control shall be deemed to have occurred when:

(i) any person or persons acting in concert (excluding Company benefit plans and First Albany Companies, Inc.) becomes the beneficial owner of securities of the Company having at least 25% of the voting power of the Company's then outstanding securities; or

(ii) any merger or other business combination of the Company (a "Transaction") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 50% of the voting power, directly or indirectly, of the surviving corporation in any such merger or other business combination;

(iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

(iv) a plan of complete liquidation of the Company shall have been adopted or the holders of voting securities of the Company shall have approved an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

2. Subsection (h) of Section 2 is deleted in its entirety and the subsequent subsections are renumbered accordingly.

3. Subsection (e) of Section 8 is deleted in its entirety and the following is inserted in lieu thereof:

"Notwithstanding any other provision of the Plan, upon a Change of Control all Options then unexercised and outstanding shall become fully vested and exercisable as of the date of the Change of Control. The immediately preceding sentence shall apply to only those Optionees who are employed by the Company as of the date of the Change of Control. In the event of a Change of Control, the Board, in its sole discretion without the consent or approval of any Optionee or Grantee, may act to effect any of the following alternatives with respect to outstanding Options which acts may vary among individual Optionees and Grantees: (A) make such adjustments to Options then outstanding as the Board deems appropriate to reflect such Change of Control, or (B) provide that thereafter upon any exercise of an Option theretofore granted the Optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock as to which such Option shall then be exercisable, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement by which the Change of Control would occur if, immediately prior to such Change of Control, the Optionee had been the holder of record of the number of shares of Common Stock then covered by such Option."

IN WITNESS WHEREOF, the undersigned have executed this Amendment Number 1 to the Mechanical Technology Incorporated 1999 Employee Stock Incentive Plan on this 6th day of September, 2002.

MECHANICAL TECHNOLOGY INCORPORATED

s/William Acker_______________________________

William Acker

President